  EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 of our report dated March 29, 2024, relating to the consolidated financial statements of 374Water Inc. and subsidiaries (collectively, the “Company”), appearing in the Annual Report on Form 10-K of the Company as of and for the years ended December 31, 2023 and 2022.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

October 2, 2024